Exhibit 4.9

EXECUTION VERSION

AMENDMENT NO. 1 TO

ASSET PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of May 31, 2005, by and between Dictaphone Corporation, a Delaware corporation (“Dictaphone”), and NICE Systems Inc., a Delaware corporation (“Buyer”), in connection with that certain Asset Purchase and Sale Agreement, dated as of April 11, 2005, by and among Buyer and Dictaphone (the “Agreement”).

WITNESSETH:

WHEREAS, pursuant to Section 11.12 thereof, the Agreement may be amended only by a written agreement signed by Buyer and Dictaphone; and

WHEREAS, Buyer and Dictaphone are desirous of amending the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Defined Terms

All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.

2.                                       Amendments and Modifications to the Agreement

(a)           Article 1 is hereby amended by adding the following definitions of “Amendment”, “Audit Escrowed Funds”, “SEC Required Financial Statements”, “2002 Audited Financial Statements”, “2003 Audited Financial Statements” and “2005 Audited Financial Statements” therein as follows:

“Amendment” means Amendment No. 1 to Asset Purchase Agreement, between the Buyer and Dictaphone, dated as of May 31, 2005.

“Audit Escrowed Funds” has the meaning set forth in Section 2.5(a).

“SEC Required Financial Statements” has the meaning set forth in Section 6.7(c).

“2002 Audited Financial Statements” means the audited balance sheet of the Business as of December 31, 2002 and the related audited statement of operations and statement of cash flows for the nine months ended December 31, 2002, prepared on a “carved-out” basis in accordance with U.S. GAAP and as otherwise set forth in Section 6.7(c).

“2003 Audited Financial Statements” means the audited balance sheet of the Business as of December 31, 2003 and the related audited statement of operations and statement of cash flows for the twelve months ended December 31, 2003, prepared on a “carved-out” basis in accordance with U.S. GAAP and as otherwise set forth in Section 6.7(c).

“2005 Audited Financial Statements” means the audited balance sheet of the Business as of May 31, 2005 and the related audited statement of operations and statement of cash flows for the five months ended May 31, 2005, prepared on a “carved-out” basis in accordance with U.S. GAAP and as otherwise set forth in Section 6.7(c).

(b)           Article 1 of the Agreement is hereby amended by amending and restating the definition of “Interim 2005 Financial Statements” therein to read in its entirety as follows:

“Interim 2005 Financial Statements” means the unaudited financial statements relating to the Business, prepared on a “carved-out” basis in accordance with U.S. GAAP and the applicable requirements of Rule 3-05 of Regulation S-X, consisting of the adjusted balance sheet of the Business as of the end of the fiscal quarter ending immediately prior to the Closing Date and the related adjusted statement of operations and statement of cash flows for each of the three-month periods then ended.

(c)           Section 2.5(a) of the Agreement is hereby amended by amending and restating such section to read in its entirety as follows:

“Purchase Price.  In consideration for Dictaphone’s and the Selling Subsidiaries’ sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and the Buyer Affiliates, the Buyer shall pay to Dictaphone on behalf of Dictaphone and the Selling Subsidiaries a purchase price of U.S. Thirty-Eight Million Five Hundred Thousand Dollars (US$38,500,000.00) (the “Purchase Price”) (provided, however, that the Purchase Price is subject to adjustment pursuant to Section 2.5(b)) and assume, duly perform and discharge, or cause the Buyer Affiliates to assume, duly perform and discharge, when due all of the outstanding obligations of Dictaphone and its Affiliates under the Assumed Liabilities in accordance with Section 2.3.  At the Closing, the Purchase Price shall be paid as follows: (x) U.S. Thirty-One Million Six Hundred Fifty Thousand Dollars (US$31,650,000.00) shall be paid directly to Dictaphone, (y) U.S. Three Million Dollars (US$3,000,000.00) shall be deposited in escrow (with any accrued interest earned thereon, the “Indemnification Escrowed Funds”) in accordance with Section 2.7 and the terms and conditions of the Escrow Agreement, as security for the indemnification obligations of Dictaphone set forth in Article 9 and (z) U.S. Three Million Eight Hundred Fifty Thousand Dollars (US$3,850,000) shall be deposited in escrow (with any accrued interest earned thereon, the “Audit Escrowed Funds”) in accordance with Section 2.7 and the terms and conditions of the Escrow Agreement, as security for the obligations of

Dictaphone set forth in Section 6.7(c).  All amounts payable under this Section 2.5 are stated exclusive of any value added or similar sales tax which shall be payable in addition.”

(d)           Section 2.5(b)(iv) of the Agreement is hereby amended by replacing “sixty (60) days” in the first sentence thereof with “September 15, 2005”.

(e)           Section 2.6 of the Agreement is hereby amended by replacing “Section 2.5(a)(i)” in the last sentence thereof with “Section 2.5(a)”.

(f)            Section 2.7(a) of the Agreement is hereby amended by amending and restating such section to read in its entirety as follows:

“Creation of Escrow.  On the Closing Date, the Buyer shall deposit or cause to be deposited the Indemnification Escrowed Funds, the Audit Escrowed Funds and, if applicable, the Balance Sheet Escrowed Funds with the Escrow Agent in a separate account, and such Indemnification Escrowed Funds, Audit Escrowed Funds and Balance Sheet Escrowed Funds shall be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement as security solely for the indemnification obligations of Dictaphone to the Buyer set forth in Article 9 (in the case of the Indemnification Escrowed Funds), as security solely for Dictaphone’s obligations to the Buyer set forth in Section 6.7(c) (in the case of the Audit Escrowed Funds) and pending determination of the final Net Adjusted Working Capital Level as of the Closing pursuant to Section 2.5(b) (in the case of the Balance Sheet Escrowed Funds), respectively.”

(g)           Section 2.7 of the Agreement is hereby amended by adding the following clause (e) therein:

“(e)  Release of Audit Escrowed Funds.  The Audit Escrowed Funds shall be released to Dictaphone in accordance with the terms and provisions of the Escrow Agreement upon delivery of (i) the 2003 Audited Financial Statements and the Interim 2005 Financial Statements and (ii) either (A) the 2002 Audited Financial Statements or (B) the 2005 Audited Financial Statements by Dictaphone to the Buyer in accordance with the terms and provisions, including applicable delivery dates, of Section 6.7(c).  If Dictaphone has not delivered to the Buyer (i) the 2003 Audited Financial Statements and the Interim 2005 Financial Statements and (ii) either (A) the 2002 Audited Financial Statements or (B) the 2005 Audited Financial Statements in accordance with the terms and provisions, including applicable delivery dates, of Section 6.7(c), some or all of the Audit Escrowed Funds shall be released to the Buyer and the balance, if any, shall be released to Dictaphone, in each case in accordance with Section 6.7(c).”

(h)           Section 5.6(b) of the Agreement is hereby amended by amending and restating such section to read in its entirety as follows:

“Canadian Employees.  Unless otherwise specifically provided herein, the Canadian Employees will be subject to the same terms and provisions as the U.S.

Employees, except to the extent otherwise required to comply with Canadian law; provided, however, that the Buyer shall only be required to make or cause a Buyer Affiliate to make an offer of employment to ten (10) Canadian Employees at least three (3) Business Days prior to the Closing.  Notwithstanding any statutory or other rights that any Canadian Employee may have, to the extent that the payment of any claims with respect to termination of his or her employment or severance benefits or government required termination liabilities to any transferred Canadian Employee who received and accepted an offer from the Buyer or a Buyer Affiliate is required as a result of (i) the consummation of the transactions contemplated by this Agreement and any concurrent or deemed transfers of employment or (ii) termination of the employment of any Canadian Employee who is a Transferred Employee by the Buyer after the Closing Date, such claims, severance benefits and government-required termination liabilities shall be the sole responsibility of the Buyer.  The Buyer shall, and shall cause its Affiliates to, recognize all service of each transferred Canadian Employee with Dictaphone or any other Seller or predecessor thereof for all purposes, including eligibility to participate, vesting credit, entitlement for benefits and benefit accrual, except to the extent such treatment would result in duplicative benefits.”

(i)            The heading of Section 6.7 of the Agreement is hereby amended by amending and restating such heading to read in its entirety as follows:

“Delivery of Audited Financial Statements, Closing Date Balance Sheet, Interim 2005 Financial Statements and Other Audited Financial Statements.”

(j)            Section 6.7 of the Agreement is hereby amended by deleting clauses (c) and (d) thereof and replacing such clauses with the following clause (c):

“(c) (i)  The Parties agree that audited financial statements of the Business covering a thirty-three (33) month period and, to the extent not included in such period, the Interim 2005 Financial Statements, are required by the Buyer to enable the Buyer’s parent to be able to file with the Securities and Exchange Commission, as part of such periodic or other reports and registration statements as it may desire to file under the U.S. federal securities laws, consolidated financial statements of the Business in accordance with Rule 3-05 of Regulation S-X (collectively, the “SEC Required Financial Statements”).  The Parties also agree that such thirty-three (33) month period may consist of the 2003 and 2004 calendar years together with either the nine months ended December 31, 2002 or the nine months ended September 30, 2005 (of which the first five months ended May 31, 2005 would be addressed by the 2005 Audited Financial Statements).  The Parties hereby acknowledge that neither Party could have known or anticipated prior to receipt of the Audited Financial Statements that the Buyer requires the 2003 Audited Financial Statements and either (i) the 2002 Audited Financial Statements or (ii) the 2005 Audited Financial Statements as part of the SEC Required Financial Statements.

(ii)           Dictaphone, at its own expense, shall have prepared and delivered to the Buyer, on or prior to August 16, 2005, the 2002 Audited Financial Statements and the 2003 Audited Financial Statements, in each case together with the Auditor’s Reports thereon, and the Interim 2005 Financial Statements, and in each case except to the extent Buyer’s parent has received waivers (or similar actions) in writing from the Securities and Exchange Commission (or its staff) or other appropriate governmental authority prior to August 16, 2005 with respect to requirements otherwise applicable to the SEC Required Financial Statements.  If Dictaphone fails to deliver the 2002 Audited Financial Statements to the Buyer by September 20, 2005, Dictaphone shall deliver, instead of the 2002 Audited Financial Statements, the 2005 Audited Financial Statements, together with the Auditor’s Report thereon and except to the extent Buyer’s parent has received waivers (or similar actions) in writing from the Securities and Exchange Commission (or its staff) or other appropriate governmental authority prior to August 16, 2005 with respect to requirements otherwise applicable to the SEC Required Financial Statements.  Except as otherwise specifically permitted by such waivers (or other actions), (a) the 2003 Audited Financial Statements, the 2002 Audited Financial Statements, the Interim 2005 Financial Statements and the 2005 Audited Financial Statements, as applicable, (i) will be derived from the books and records of the Business, (ii) will fairly present, in all material respects, the financial position and results of operations of the Business at the dates and for the periods indicated in accordance with U.S. GAAP and the applicable requirements of Rule 3 05 of Regulation S-X, and (iii) will (other than the Interim 2005 Financial Statements) be accompanied by Auditor’s Reports, (b) the statements of profit and loss included in the 2002 Audited Financial Statements, the 2003 Audited Financial Statements, the Interim 2005 Financial Statements and the 2005 Audited Financial Statements, as applicable, will not reflect any material operations of any Person or business that did not constitute a part of the Business as then conducted by Dictaphone and its subsidiaries (but will include allocations of corporate overhead and other expenses based on estimates prepared in good faith by Dictaphone to the extent permitted by U.S. GAAP and the applicable requirements of Rule 3 05 of Regulation S-X with respect to “carve-out” financial statements) and (c) the balance sheets included in the 2002 Audited Financial Statements, the 2003 Audited Financial Statements, the Interim 2005 Financial Statements and the 2005 Audited Financial Statements, as applicable, will not include any material assets or liabilities that did not constitute a part of the Business as then conducted by Dictaphone and its subsidiaries.

(iii)          After the delivery of the 2002 Audited Financial Statements, the 2003 Audited Financial Statements, the Interim 2005 Financial Statements and the 2005 Audited Financial Statements, as applicable, Dictaphone shall, upon request, cooperate with the Buyer in obtaining, at any time or from time to time (with respect to no more than six (6) separate filings with the Securities and Exchange Commission) until December 31, 2006, from the independent auditor that prepared the Audited Reports an Auditor’s Consent.  The Buyer shall be responsible for all fees and disbursements billed by the auditor for its services in providing any Auditor’s Consent, including any costs incurred with respect to responding to any inquiries from the Securities and Exchange Commission (or its staff) or any other governmental authority (excluding any costs incurred in connection with seeking or obtaining any waiver referred to above).

(iv)          In connection with the obligations under this Section 6.7(c), each Party agrees to cooperate and collaborate at its own expense with the other Party in (A) preparing the 2002 Audited Financial Statements, 2003 Audited Financial Statements, the Interim 2005 Financial Statements and 2005 Audited Financial Statements, as applicable, (B) preparing and filing any submission to be made to the Securities and Exchange Commission (or its staff) or any other governmental authority, including any requests for waivers or extensions made by Buyer’s parent with respect to the 2003 Audited Financial Statements (and the Buyer shall cause Buyer’s parent to pursue waivers and extensions with respect to the 2003 Audited Financial Statements when and as requested by Dictaphone unless pursuing such waivers or extension would be unreasonable), and (C) responding to any comments, requests for information or inquires therefrom.  In addition, each Party shall (i) notify promptly the other Party of any comments, requests or inquiries made by the Securities and Exchange Commission (or its staff) or other governmental authority relating thereto, (ii) provide copies of all written submissions to and communications with or from the Securities and Exchange Commission (or its staff) or any other governmental authority to the other Party relating thereto and (iii) permit the other Party and its advisors to participate in discussions, and attend meetings, with any the Securities and Exchange Commission (or its staff) or any other governmental authority relating thereto.

(v)           If Dictaphone fails to deliver the 2002 Audited Financial Statements to the Buyer on or prior to August 16, 2005, U.S. One Hundred Thousand Dollars (US$100,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week that Dictaphone has not delivered the 2002 Audited Financial Statements to the Buyer through September 6, 2005 and U.S. Two Hundred Thousand Dollars (US$200,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week thereafter through September 20, 2005 that Dictaphone has not delivered the 2002 Audited Financial Statements to the Buyer.  If Dictaphone fails to deliver the 2003 Audited Financial Statements and the Interim 2005 Financial Statements to the Buyer on or prior to August 16, 2005, U.S. One Hundred Thousand Dollars (US$100,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week that Dictaphone has not delivered the 2003 Audited Financial Statements and the Interim 2005 Financial Statements to the Buyer through September 6, 2005 and U.S. Two Hundred Thousand Dollars (US$200,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week thereafter that Dictaphone has not delivered the 2003 Audited Financial Statements and the Interim 2005 Financial Statements to the Buyer.  If Dictaphone has failed to deliver the 2002 Audited Financial Statements and fails to deliver the 2005 Audited Financial Statements to the Buyer on or prior to September 20, 2005, U.S. One Hundred Thousand Dollars (US$100,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week that Dictaphone has not delivered the 2005 Audited Financial Statements to the Buyer through October 6, 2005 and U.S. Two Hundred Thousand Dollars (US$200,000) per week shall be released from the Audit Escrowed Funds to the Buyer for each full week thereafter that Dictaphone has not delivered the 2005 Audited Financial Statements to the Buyer.  Any amounts to be released from the Audit Escrowed Funds for failure to deliver the 2005 Audited Financial Statements shall be in addition to and not in substitution for any amounts to be released from the Audit Escrowed Funds for failure to deliver the 2003 Audited Financial Statements or the Interim 2005 Financial Statements.  Notwithstanding anything contained herein to the contrary, upon delivery of (a) the 2003 Audited Financial Statements and the Interim 2005 Financial Statements and (b) either (i) the 2002 Audited Financial Statements or (ii) the 2005 Audited Financial Statements, the Audit Escrowed Funds or remaining balance shall be released to Dictaphone.

(vii)         To the extent that Dictaphone is unable to prepare and have audited any of the 2002 Audited Financial Statements, the 2003 Audited Financial Statements, the Interim 2005 Financial Statements or the 2005 Audited Financial Statements due to a failure by the Buyer to provide access to information regarding the Business or to former Dictaphone personnel, and Dictaphone has promptly after the occurrence of any alleged lack of cooperation given the Buyer written notice specifically identifying the alleged lack of cooperation, the dates set forth above shall be extended to reflect any delay reasonably and directly arising therefrom.

(viii)        Notwithstanding anything contained herein to the contrary, the aggregate amounts payable to the Buyer with respect to Dictaphone’s failure to deliver the 2002 Audited Financial Statements, the 2003 Audited Financial Statements, the Interim 2005 Financial Statements and the 2005 Audited Financial Statements, as applicable, pursuant to this Section 6.7(c) shall not exceed the Audit Escrowed Funds, any failure of Dictaphone to perform its obligations under this Section 6.7(c) shall not be subject to any indemnity obligations under Article 9 of this Agreement and Dictaphone’s liabilities under this Section 6.7(c) shall in no event exceed the Audit Escrowed Funds.”

(k)           Section 11.5 of the Agreement is hereby amended by amending and restating such section to read in its entirety as follows:

“Assignment; Binding Agreement.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations hereunder shall be transferred, delegated or assigned by either of the Parties without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that (a) prior to or after Closing, Buyer shall have the right to transfer and assign its rights (and delegate its obligations and liabilities) hereunder to any of Buyer’s Affiliates and (b) commencing ninety (90) days after Closing, Dictaphone shall have the right to transfer and assign its rights (and delegate its obligations and liabilities) hereunder (i) to any Person who is the acquiror in a sale or other disposition of a majority of Dictaphone’s businesses or assets, (ii) as security for any financing of Dictaphone or its Affiliates or of an acquiror of a majority of Dictaphone’s businesses or assets, and (iii) to any of Dictaphone’s Affiliates.  No such assignment, transfer or delegation shall relieve the Buyer or Dictaphone, as applicable, of any of their respective liabilities or obligations hereunder.  Notwithstanding the foregoing, no assignment or transfer shall be made of such rights unless the assignee also expressly assumes all obligations and liabilities of the assigning Party under this Agreement and the Related Agreements (other than the Manufacturing Agreement and any Related Agreement that has expired or been terminated and the Trademark License Agreement to the extent that it has otherwise been assigned); provided, however, that the Technology License Agreement (or the appropriate parts thereof) may be separately assigned or transferred to no more than one Person as part of a sale or other disposition of a majority of the domestic businesses or assets of Integrated Voice Systems, to no more than one Person as part of a sale or other disposition of a majority of the international businesses or assets of Integrated Voice Systems, to no more than one Person as part of a sale or other disposition of a majority of the domestic businesses or assets of Healthcare Solutions Group and to no more than one Person as part of a sale or other disposition of a majority of the international businesses or assets of Healthcare Solutions Group and, for the avoidance of doubt, a Dictaphone Successor shall assume the obligations under Sections 5.7 and 6.5 as a Dictaphone Successor.  Notwithstanding anything contained in this Agreement or any Related Agreement to the contrary, Dictaphone and its Affiliates shall have the right to sell, transfer or otherwise dispose of the international business of Integrated Voice Systems separate from the domestic business of Integrated Voice Systems and the international business of Healthcare Solutions Group separate from the domestic business of Healthcare Solutions Group, through an asset sale, stock sale, merger or other form of business divestiture or combination, without Buyer’s consent and without any assignment or delegation to or assumption by the purchaser, transferee or recipient of the international business of (and without the purchaser, transferee or recipient of the international business becoming or continuing to be subject to) any of the liabilities or obligations of Dictaphone or its Affiliates under this Agreement or any Related Agreement, provided that the total revenue of such international business being sold or otherwise transferred does not exceed twenty percent (20%) of total Dictaphone revenue, excluding EMS, based on Dictaphone’s most recent regularly prepared quarterly financial statements available at such time and that the purchaser, transferee or recipient of such international business assumes or continues to be subject to Sections 5.7 and 6.5 of this Agreement as a Dictaphone Successor.  For the purpose of this Section 11.5, the words “purchaser, transferee or recipient” include any Affiliate or subsidiary of Dictaphone engaged in the international business which is sold, transferred or otherwise disposed of in connection with, or is the successor of, any such transaction.  Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that such purchaser, transferee or recipient of such international business that is an assignee of the Technology License Agreement will assume the respective obligations pertaining to Integrated Voice Systems or Healthcare Solutions Group, as applicable, thereunder.  Any assignment in violation of the foregoing shall be null and void.”

(l)            The Escrow Agreement attached to the Agreement as Exhibit E is hereby amended by amending and restating the Escrow Agreement to read in its entirety as attached hereto as Exhibit A.

3.             Insurance.  Pursuant to Section 6.14 of the Agreement, the Buyer will pay to Dictaphone fifty percent (50%) of the Seventy-Seven Thousand Nine Hundred Ninety-Five Dollar (U.S.$77,995.00) tail insurance policy premium concurrently with its payment by Dictaphone, upon submission of the invoice for such premium.

4.             Delivery of Audited Financial Statements.  Buyer acknowledges that the Audited Financial Statements have been timely delivered to Buyer by Dictaphone pursuant to the Agreement.

5.             Effective Time.  The Parties acknowledge that, if the Closing occurs from May 31, 2005 through June 1, 2005, the Effective Time of the Closing shall be deemed to be 11:59 eastern time at the end of the day on May 31, 2005.  The Parties acknowledge that Dictaphone shall own the Business through May 31, 2005 and that the Buyer shall own the Business as of June 1, 2005.

6.                                       Miscellaneous

This Amendment may not be modified or amended, or any of its terms or provisions (or the breach thereof) waived, except by an agreement in writing executed by the parties to this Amendment.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be carried out wholly within such State.  The headings of the paragraphs of this Amendment are inserted for convenience of reference only and shall not be deemed to constitute a part nor to affect the meaning or interpretation of any provisions of this Amendment.  This Amendment may be executed in counterparts, each of which shall be an original, and all of which together shall be one and the same instrument.  Delivery of a counterpart by facsimile shall be as effective as delivery of an original counterpart.

*   *   *

IN WITNESS WHEREOF, Buyer and Dictaphone have caused this Amendment to be duly executed and delivered, all as of the day and year first above written.

BUYER:

NICE SYSTEMS INC.

By:
Name:
Title:

DICTAPHONE:

DICTAPHONE CORPORATION

By:
Name:
Title:

Exhibit A

Escrow Agreement

See attached.